UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 4, 2016 (October 31, 2016)

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On October 31, 2016, Healthcare Trust, Inc. (the “Company”), through wholly-owned subsidiaries of its operating partnership, Healthcare Trust Operating Partnership, L.P., (the “OP”), entered into a master credit facility agreement (the “KeyBank Credit Agreement”) relating to a credit facility with KeyBank National Association (“KeyBank”) and a master credit facility agreement (the “Capital One Credit Agreement” and, together with the KeyBank Credit Agreement, the “Credit Agreements”) relating to a credit facility with Capital One Multifamily Finance, LLC (“Capital One”). The Credit Agreements and related loan documents were issued through Fannie Mae’s (“Lender”) Multifamily MBS program and assigned by Capital One and KeyBank to the Lender at closing. The Credit Agreements provide for initial aggregate borrowings of $60.0 million. $55.0 million of the initial borrowings under these credit facilities were used to pay down the Company’s existing senior secured revolving credit facility with KeyBank (which may be drawn again, subject to the conditions of the senior secured revolving credit facility), with the remainder to be used for general corporate purposes.

The credit facility with KeyBank (the “KeyBank Facility”) provides for an initial $30 million advance. The Company may request future advances under the KeyBank Facility either by borrowing against the value of the initial mortgaged properties (based on the valuation methodology established in the Credit Agreements) or adding eligible properties to the collateral pool, subject to customary conditions, including satisfaction of minimum debt service coverage and maximum loan-to-value tests. The KeyBank Facility will mature on November 1, 2026. Borrowings under the KeyBank Facility will initially bear interest at 3.15% per annum until December 1, 2016, at which time the annual interest rate will vary on a monthly basis and will be equal to the sum of the current One Month LIBOR and 2.62%, with a floor of 2.62%. “One Month LIBOR” means the London Inter-Bank Offered Rate for one month U.S. dollar-denominated deposits. The KeyBank Facility is initially secured by first-priority mortgages on four of the Company’s seniors housing properties located in Michigan, Missouri and Kansas. Each of the security agreements securing the KeyBank Facility are cross-defaulted and cross-collateralized with the other security agreements securing the KeyBank Facility. The KeyBank Facility is non-recourse, subject to standard “bad boy” carve-outs and environmental indemnities, which obligations are guaranteed by the OP on an unsecured basis.

The credit facility with Capital One (the “Capital One Facility”, and together with the KeyBank Facility, the “Credit Facilities”) provides for an initial $30.0 million advance. The Company may request future advances under the Capital One Facility either by borrowing against the value of the initial mortgaged properties or adding eligible properties to the collateral pool, subject to customary conditions, including satisfaction of minimum debt service coverage and maximum loan-to-value tests. The Capital One Facility will mature on November 1, 2026. Borrowings under the Capital One Facility will initially bear interest at 3.156% per annum until December 1, 2016, at which time the annual interest rate will vary on a monthly basis and will be equal to the sum of the current One Month LIBOR and 2.62%, with a floor of 2.62%. The Capital One Facility is initially secured by first-priority mortgages on two of the Company’s seniors housing properties located in Florida. Each of the security agreements securing the Capital One Facility is cross-defaulted and cross-collateralized with the other security agreements securing the Capital One Facility. The Capital One Facility is non-recourse, subject to standard “bad boy” carve-outs and environmental indemnities, which obligations are guaranteed by the OP on an unsecured basis.

The initial advances under the Credit Facilities may not be prepaid until November 1, 2017, after which they may be prepaid in full or in part through July 31, 2026 with payment of a 1% prepayment premium, and may be freely prepaid in full or in part thereafter. The Credit Agreements provide for optional acceleration by Lender upon an event of default. The Credit Agreements contain customary events of default, including the breach of transfer prohibitions, principal or interest payment defaults and bankruptcy-related defaults.

Upon an event of default under the Credit Agreements, payment of any unpaid amounts under the applicable Credit Facility may be accelerated by Lender and Lender may exercise its rights with respect to the applicable pool of seniors housing properties securing each Credit Facility.

The descriptions of the Credit Agreements in this Current Report on Form 8-K are a summary and are qualified in their entirety by the terms of the Credit Agreements. The Company will file the Credit Agreements with the Securities and Exchange Commission as exhibits to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: November 4, 2016	By:	/s/ Katie P. Kurtz
Katie P. Kurtz Chief Financial Officer, Treasurer and Secretary